Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2019

Third Quarter, Nine Month Financial Results

Stroudsburg, PA. – July 24, 2019 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset financial institution providing full service retail and commercial banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the three months and nine months ended June 30, 2019.

Net income was $3.0 million, or $0.29 per diluted share, for the three months ended June 30, 2019, compared with $2.8 million, or $0.26 per diluted share, for the three months ended June 30, 2018. Net income was $8.9 million, or $0.83 per diluted share, for the nine months ended June 30, 2019, compared with $3.4 million or $0.32 per diluted share, for the nine months ended June 30, 2018. Results for the nine months ended June 30, 2018 reflect a one-time charge to income tax expense of $3.7 million recorded in the Company’s first fiscal quarter of 2018 related to the reduction in the carrying value of the Company’s deferred tax assets, which resulted from the reduction in the federal corporate income tax rate under the Tax Cuts and Jobs Act of 2017.

Gary S. Olson, President and CEO, commented: “Year-over-year earnings growth, improved return on average assets and average equity, and increased shareholder value reflected the Company’s focus on growing our commercial lending and banking business, maintaining our historical strength in residential mortgage and municipal lending, and maintaining overall asset quality. Generating cost-effective funding for our accelerating loan activity has been a key goal for ESSA, and we were pleased that continued growth in core deposits and use of internal funding sources has led to a significant decrease in short-term borrowings to support lending.

“Operational and systems initiatives to increase productivity have led to consistent year-over-year operating cost reductions as we have progressed through 2019. While focused on efficient operation, we recognize the importance of investing in people and assets that support growth. Our new and expanded Allentown office, relocation to a new, upgraded branch facility in Nazareth, and adding top-performing bankers in our suburban Philadelphia office are examples of our commitment to efficient growth and enhanced productivity.”

FISCAL THIRD QUARTER, NINE MONTHS 2019 HIGHLIGHTS

•

Increased earnings reflected the Company’s continuing progress in driving revenue from lending activity, with net income in the fiscal third quarter of 2019 of $3.0 million, up 8.0% from $2.8 million in the fiscal third quarter of 2018. In the first nine months of fiscal 2019, pre-tax income of $10.6 million rose 24.1% compared with the first nine months of fiscal 2018. Pre-tax income provides a better comparison due to the one-time charge to income tax expense of $3.7 million in the fiscal first nine months of 2018 as described above.

•

Total interest income increased to $17.0 million in the third quarter of fiscal 2019 from $16.7 million in the third quarter of fiscal 2018, primarily reflecting higher interest income generated by loans.

•

Total net loans at June 30, 2019 increased $21.6 million to $1.3 billion from September 30, 2018, primarily reflecting growth in commercial and commercial real estate loans. Year-to-date, net loan growth of $21.6 million includes a decline of $49.8 million in indirect auto loan balances during the same period. Net loans at June 30, 2019 were up 1.9%, or $25.0 million, compared with net loans at June 30, 2018, primarily reflecting commercial loan growth. The year-over-year decline in indirect auto loan balances outstanding was $68.0 million. The Company discontinued indirect auto lending in July 2018.

•

Core deposits (demand accounts, savings and money market) increased to 62.9% of total deposits at June 30, 2019 from 58.6% at June 30, 2018, reflecting year-over-year growth in noninterest bearing, lower-cost interest bearing and money market deposits.

•

Nonperforming assets totaled $19.1 million, or 1.06% of total assets, at June 30, 2019, up from $11.7 million, or 0.64% of total assets, at September 30, 2018. The increase in nonperforming assets is due to the addition of one commercial loan relationship totaling $8.3 million. It required no addition to the Company’s loan loss provision, as management believes that the Company is well secured and does not expect to incur any principal loss on this credit, which was part of a complex participation loan with other financial institutions.

•

Expense management led to a 6.4% decline in total noninterest expense for the quarter ended June 30, 2019 compared to the same period in 2018. Year to date, total noninterest expense declined by 5.1% and the efficiency ratio improved to 69.6% in 2019 from 70.2% in 2018.

•

For the three months ended June 30, 2019, the Company’s return on average assets and return on average equity were 0.67% and 6.59%, compared with 0.62% and 6.33%, respectively, in the comparable period of fiscal 2018. The Company’s return on average assets for the nine months ended June 30, 2019 was 0.65% and the return on average equity was 6.48% compared to 0.25% and 2.55% for the same period in fiscal 2018. Total stockholders’ equity increased to $188.1 million at June 30, 2019 from $179.2 million at September 30, 2018. Tangible book value per share at June 30, 2019 increased to $15.17, compared with $13.92 at September 30, 2018.

•	The Company paid a quarterly cash dividend of $0.10 per share on June 28, 2019, its 45th consecutive quarterly cash dividend to shareholders.

Fiscal Third Quarter, Nine Months Income Statement Review

Total interest income was $17.0 million for the three months ended June 30, 2019, up from $16.7 million for the three months ended June 30, 2018. The primary driver was growth in interest income from loans to $14.3 million in fiscal second quarter 2019, up from $14.0 million a year earlier. Interest expense was $5.3 million for the quarter ended June 30, 2019 compared to $4.2 million for the same period in 2018, partially reflecting growth in deposits along with increases in the cost of both borrowings and retail deposits.

Total interest income was $51.0 million for the nine months ended June 30, 2019, up 6.4% from $47.9 million for the nine months ended June 30, 2018. The primary driver was 6.4% growth in interest income from loans to $42.2 million in 2019, up from $39.7 million in the same period a year earlier. Interest expense in the first half of fiscal 2019 was $15.7 million compared to $11.7 million for the same period in 2018.

Net interest income was $11.7 million for the three months ended June 30, 2019, compared with $12.6 million for the comparable period in fiscal 2018. The net interest margin for the third quarter of fiscal 2019 was 2.74%, compared with 2.98% for the third quarter of fiscal 2018. The net interest rate spread was 2.49% in third quarter fiscal 2019, compared with 2.84% for the third quarter of fiscal 2018.

For the nine months ended June 30, 2019, net interest income was $35.3 million compared with $36.3 million for the comparable period in 2018. The net interest margin for the nine months ended June 30, 2019 was 2.72%, compared with 2.87% for the same period in 2018. The net interest rate spread was 2.51% in nine months ended June 30, 2019, compared with 2.75% for 2018.

The Company’s provision for loan losses decreased to $400,000 for the three months ended June 30, 2019, compared with $975,000 for the three months ended June 30, 2018. This decrease reflected provisioning primarily related to declining charge off activity. The Company’s provision for loan losses decreased to $1.9 million for the nine months ended June 30, 2019, compared with $3.1 million for the nine months ended June 30, 2018.

Noninterest income remained at $1.9 million for the three months ended June 30, 2019, compared with the three months ended June 30, 2018.

For the nine months ended June 30, 2019, noninterest income increased 4.2% to $6.1 million compared with $5.8 million for the nine months ended June 30, 2018. An increase in other income was the primary driver of the noninterest income increase, which included the recovery of $226,000 of previously expensed professional fees related to the settlement of a non-performing loan and the settlement of approximately $280,000 from a previously purchased credit impaired loan.

Noninterest expense decreased to $9.5 million for the three months ended June 30, 2019 compared with $10.2 million for the comparable period in fiscal 2018. Noninterest expense decreased $1.6 million or 5.1%, to $28.9 million for the nine months ended June 30, 2019 compared with $30.4 million for the comparable period in fiscal 2018. All noninterest expense categories other than compensation and employee benefits and data processing for the nine months ended June 30, 2019 decreased compared to the same period in 2018 reflecting the Company’s focus on expense management and reducing its efficiency ratio.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets decreased $33.8 million to $1.80 billion at June 30, 2019, from $1.83 billion at September 30, 2018, primarily due to a decline in investment securities available for sale, offset in part by growth in loans.

Total net loans increased to $1.33 billion at June 30, 2019 from $1.31 billion at September 30, 2018. Residential real estate loans were $595.8 million at June 30, 2019, up $15.2 million from September 30, 2018. The Company purchased $22.3 million of 1 to 4 family, adjustable-rate residential loans during the quarter ended December 31, 2018. Indirect auto loans declined $49.8 million to $96.4 million at June 30, 2019 from $146.2 million at September 30, 2018, reflecting expected runoff of the portfolio following our previously announced discontinuation of indirect auto lending in July 2018.

Commercial real estate (“CRE”) loans were $462.8 million at June 30, 2019, up from $416.6 million at September 30, 2018 and reflected strong year-over-year growth from $396.8 million at June 30, 2018. Residential multi-family lending has been a particularly strong component of CRE activity. Commercial (primarily commercial and industrial) loans increased to $58.7 million at June 30, 2019 from $49.5 million at September 30, 2018 and were up from $49.6 million at June 30, 2018, reflecting balanced activity in a number of business sectors.

Total deposits decreased $5.3 million, or 0.4%, to $1.33 billion at June 30, 2019 from September 30, 2018. Core deposits (demand accounts, savings and money market) were $837.1 million, or 62.9% of total deposits, at June 30, 2019 compared to $743.5 million, or 58.6% of total deposits, at June 30, 2018. Noninterest bearing demand accounts exhibited strong year-over-year growth, increasing 7.0% to $176.4 million, while interest bearing demand accounts grew 7.6% to $182.3 million. Total borrowings decreased $44.5 million to $254.0 million at June 30, 2019 from $298.5 million at September 30, 2018.

Nonperforming assets totaled $19.1 million, or 1.06% of total assets, at June 30, 2019, up from $11.7 million, or 0.64% of total assets, at September 30, 2018. As previously stated, the increase in nonperforming assets is due to the addition of one commercial loan relationship totaling $8.3 million. The allowance for loan losses was $12.6 million, or 0.94% of loans outstanding, at June 30, 2019, up from $11.7 million, or 0.89% of loans outstanding at September 30, 2018, primarily reflecting prudent reserving to match commercial loan growth.

For the three months ended June 30, 2019, the Company’s return on average assets and return on average equity were 0.67% and 6.59%, compared with 0.62% and 6.33%, respectively, in the comparable period of fiscal 2018. For the nine months ended June 30, 2019, the Company’s return on average assets and return on average equity were 0.65% and 6.48%, compared with 0.25% and 2.55%, respectively for the comparable fiscal 2018 period.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 9.33% at June 30, 2019, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 9.27% at June 30, 2019.

Total stockholders’ equity increased $8.9 million to $188.1 million at June 30, 2019, from $179.2 million at September 30, 2018, primarily reflecting increases from net income and the change in other comprehensive loss, offset in part by dividends paid to shareholders and a $6.5 million stock buyback. Tangible book value per share at June 30, 2019 was $15.17, compared with $13.92 at September 30, 2018.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2019	September 30, 2018
	(dollars in thousands)
ASSETS
Cash and due from banks	$34,925	$39,197
Interest-bearing deposits with other institutions	5,773	4,342

Total cash and cash equivalents	40,698	43,539
Certificates of deposit	250	500
Investment securities available for sale, at fair value	325,327	371,438
Loans receivable (net of allowance for loan losses of $12,606 and $11,688)	1,326,623	1,305,071
Regulatory stock, at cost	12,488	12,973
Premises and equipment, net	14,321	14,601
Bank-owned life insurance	39,356	38,630
Foreclosed real estate	505	1,141
Intangible assets, net	1,140	1,375
Goodwill	13,801	13,801
Deferred income taxes	5,194	8,441
Other assets	20,321	22,280

TOTAL ASSETS	$1,800,024	$1,833,790

LIABILITIES
Deposits	$1,331,583	$1,336,855
Short-term borrowings	121,297	179,773
Other borrowings	132,673	118,723
Advances by borrowers for taxes and insurance	13,928	6,826
Other liabilities	12,466	12,427

TOTAL LIABILITIES	1,611,947	1,654,604

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	180,990	180,765
Unallocated common stock held by the Employee Stock Ownership Plan	(7,916)	(8,255)
Retained earnings	99,806	94,112
Treasury stock, at cost	(83,864)	(77,707)
Accumulated other comprehensive loss	(1,120)	(9,910)

TOTAL STOCKHOLDERS’ EQUITY	188,077	179,186

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,800,024	$1,833,790

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30		Nine months Ended June 30
	2019	2018	2019	2018
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable	$14,297	$13,968	$42,246	$39,704
Investment securities:
Taxable	2,258	2,226	7,270	6,470
Exempt from federal income tax	57	183	287	756
Other investment income	388	341	1,194	1,011

Total interest income	17,000	16,718	50,997	47,941

INTEREST EXPENSE
Deposits	3,770	2,561	10,713	7,297
Short-term borrowings	673	992	2,922	2,527
Other borrowings	842	603	2,030	1,852

Total interest expense	5,285	4,156	15,665	11,676

NET INTEREST INCOME	11,715	12,562	35,332	36,265
Provision for loan losses	400	975	1,876	3,075

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,315	11,587	33,456	33,190

NONINTEREST INCOME
Service fees on deposit accounts	834	832	2,481	2,536
Services charges and fees on loans	288	342	894	1,010
Realized and Unrealized gains on equity securities	2	—	3	—
Trust and investment fees	260	255	734	732
Gain on sale of investment securities available for sale	1	—	44	75
Earnings on Bank-owned life insurance	242	250	726	754
Insurance commissions	217	200	612	575
Other	18	18	562	129

Total noninterest income	1,862	1,897	6,056	5,811

NONINTEREST EXPENSE
Compensation and employee benefits	5,878	5,820	18,037	17,728
Occupancy and equipment	1,024	1,049	3,162	3,420
Professional fees	434	564	1,604	1,756
Data processing	925	880	2,758	2,697
Advertising	140	331	499	690
Federal Deposit Insurance Corporation Premiums	238	234	607	679
Loss (Gain) on foreclosed real estate	35	4	(69)	—
Amortization of intangible assets	74	102	235	381
Other	770	1,179	2,048	3,082

Total noninterest expense	9,518	10,163	28,881	30,433

Income before income taxes	3,659	3,321	10,631	8,568
Income taxes	612	500	1,716	5,122

Net Income	$3,047	$2,821	$8,915	$3,446

Earnings per share:
Basic	$0.29	$0.26	$0.83	$0.32
Diluted	$0.29	$0.26	$0.83	$0.32
Dividends per share	$0.10	$0.09	$0.30	$0.27

	For the Three Months Ended June 30,		For the Nine months Ended June 30,
	2019	2018	2019	2018
	(dollars in thousands) (UNAUDITED)		(dollars in thousands) (UNAUDITED)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,815,033	$1,810,976	$1,832,592	$1,811,903
Total interest-earning assets	1,718,326	1,691,175	1,733,686	1,690,295
Total interest-bearing liabilities	1,436,027	1,450,458	1,465,231	1,454,957
Total stockholders’ equity	185,414	178,665	183,981	180,701
PER COMMON SHARE DATA:
Average shares outstanding – basic	10,574,407	10,911,468	10,787,761	10,799,228
Average shares outstanding – diluted	10,574,407	10,922,859	10,787,761	10,808,623
Book value shares	11,408,935	11,790,596	11,408,935	11,790,596
Net interest rate spread	2.49%	2.84%	2.51%	2.75%
Net interest margin	2.74%	2.98%	2.72%	2.87%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531